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2005 ANNUAL SHAREHOLDERS MEETING
Portland, Oregon July 27, 2005

Ray Willenberg, Jr.:

It is my pleasure to welcome you to the 2005 Annual Shareholders Meeting of New Visual Corporation.

Will the 2005 Annual Meeting of Shareholders of New Visual Corporation please come to order? Good morning, ladies and gentlemen. I am Ray Willenberg, Chairman of the Board of New Visual Corporation.

I'd like to welcome you to Portland and to the 2005 New Visual Corporation Annual Shareholders meeting.

B.	INTRODUCTIONS:

Mr. Willenberg:

I will act as Chairman of this Meeting and Brad Ketch, President, CEO and Acting Secretary of the Company, will act as Secretary of the Meeting.

Additionally, Joe Giovanniello of Marcum and Kliegman has been appointed as the Inspector for this Meeting. Joe will receive, examine and tabulate the proxies and ballots and report on the votes cast at this Meeting.

Before proceeding with the business of the Meeting, I would like to introduce certain other officers and directors of the Company, nominees, and others, who are here today. [Introduce Tom Cooper, Jack Peckham, Walter Chen and David Wojcik.]

C.	PRESENTATION OF SHAREHOLDERS LIST; NOTICE OF MEETING; AFFIDAVIT OF MAILING

Mr. Secretary, do you have with you a certified list of the Company's shareholders of record who are entitled to vote at this Meeting?

Mr. Ketch:

Yes, I do. The certified list of shareholders entitled to vote at this Meeting has been available for inspection at the corporate offices of the Company as required by law.

Mr. Willenberg:

The certified list of shareholders will be available for inspection throughout this Meeting and will be filed with the records of the Corporation.

Mr. Ketch, was the notice of the Meeting properly made?

Mr. Ketch:

It was. I have an Affidavit of Mailing from ADP Investor Communication Services under whose supervision a package containing a notice of this Meeting, proxy card, Proxy Statement and Annual Report was sent to each shareholder of record of the Corporation entitled to vote at this Meeting.

Mr. Willenberg:

By order of the board of directors, the Affidavit of Mailing will be filed with the minutes of this Meeting.

D.	OFFER OF PROXY CARD AND BALLOT:

Mr. Willenberg

If there is any shareholder who has not returned a proxy card and who would like to sign one now, or who would like to vote in person by ballot, please raise your hand so that we can give you a proxy card or ballot. These items will be collected at the time for voting.

E.	QUORUM ANNOUNCEMENT:

Mr. Willenberg:

Mr. Secretary, is there a quorum present for conducting business at this Meeting?

Mr. Ketch:

Yes. The Inspector has certified that at least 68,452,107 shares of the Common Stock of the Corporation, or 61.34% of the shares entitled to vote at this Meeting, are present in person or by proxy, and this constitutes a quorum. The Certificate of the Inspector will be filed with the minutes of this Meeting.

II.	ADDRESSING THE MEETING; RULES OF CONDUCT:

Mr. Willenberg:

The board of directors has prescribed rules of conduct for this Meeting. A copy of these rules is available today and can be obtained from the Inspector or from the table in the back of the room.

After the Company presentations and the announcement by the Inspector of the preliminary voting results, there will be a question and answer period.

In order for the meeting to be conducted efficiently, please hold all questions until the question and answer period. Thank you for your cooperation.

III.	CONSIDERATION OF ITEM 1: ELECTION OF DIRECTORS

Mr. Willenberg:

There are two items of business on the agenda for today's meeting that will be voted on by the shareholders. All matters presented by the Board for action at this Meeting will be deemed made upon motion by Mr. Ketch and seconded by Mr. Cooper.

The first order of business for today's Meeting is the consideration of the proposal to elect Thomas J. Cooper, Brad Ketch, Jack Peckham and Ray Willenberg, Jr. directors of New Visual Corporation. Information concerning each nominee is set forth in the Proxy Statement furnished with the Notice of Annual Meeting. All of the nominees are presently serving on the Board of Directors of New Visual Corporation. This proposal is described in the Proxy Statement forwarded to each of the shareholders.

V.	CONSIDERATION OF PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF MARCUM AND KLIEGMAN AS INDEPENDENT AUDITORS FOR THE YEAR ENDING OCTOBER 31, 2005.

Mr. Willenberg:

The second order of business for today's Meeting is the consideration of the Company's proposal for the ratification of the appointment of Marcum and Kliegman as independent auditors for the year ending October 31, 2005. This proposal is described in the Proxy Statement under the caption "Item 2."

VI.	VOTING

Mr. Willenberg:

Any shareholder who wishes to vote in person on the current proposals may do so at this time by completing his or her ballot. Those of you who have already mailed or delivered your proxy, or voted by telephone, and are willing to have those proxies voted as indicated need not obtain a ballot.

Kathleen, could you please pick up the ballots? [Pause until voting completed and ballots picked up]

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VII.	TABULATION OF PROXIES/BALLOTS

The Inspector will now tabulate the votes cast at this Meeting. While the votes are being counted, I would like to take this opportunity to remind each of you that the following discussion contains forward-looking statements. Some of these statements relate to future events and are subject to change. We feel it is important to discuss our plans and future expectations with you. However, please remember that there may be events in the future that we cannot predict or control, and that, like any business in a constantly changing environment, our plans may change. Our actual results may differ materially from those discussed here. Factors that could cause such a difference include all of the business risks listed in our Company press releases or in our filings with the SEC.

Introduce Brad Ketch

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Thank you for joining us today for this annual meeting, brief review of the year that lay behind us, and more importantly, a look ahead to where this exciting company is going to take you. We have now a little less than an hour since the Board of Directors begins its annual meeting at 11:30.

I want to share with you the exciting plans we have for the launch of New Visual’s technology product line.

The first major step in that launch is the re-christening of our company.

I’m pleased to announce to you that in September the Company will formally change its name to Rim Semiconductor Company

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Rim Semiconductor

We have chosen “Rim” because it focuses our business strategy on becoming the “fabless” semiconductor manufacturer that we have long wanted to be.

The name Rim Semiconductor indicates our identity as a Pacific Rim company.

Additionally Rim indicates the place in the telephone network where our products will sit.

That place is the “Edge” or rim of fiber optic rings.

This orange color is intended to evoke the copper wire which our product will revolutionize.

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When the copper network has been fired up by our products, that network will finally be able to drive multimedia content into the homes and small businesses of the world.

Rim Semi will drive the multimedia broadband delivery.

The coming months offer you many exciting changes at this company.

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. . . Including a new ticker symbol in September

And a new website starting Monday!

I am thrilled to announce to you that www.rimsemicon.com is live and reveals new depth and new detail about our company and technology.
I invite you to preview this site and to give us your comments before it becomes our main site in August.

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We will show you in the next 15 minutes how & why we are:

Pursuing the right market…

In synch with the right market timing…

Delivering the right tech…

Driving high profit margins…

Using the right manufacturing methods…

Pioneering the right marketing approaches…

Fielding a hand-picked team of A-list players…

So let’s look at the market we’ve put in our cross hairs.

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Among all the ways to get Bandwidth to the home & small business, the copper carrier is still the king.

The telephone companies of the world spend 10s of billions of dollars each year, upgrading their network to give you more bandwidth.

The category they spend the most on is their copper wire.

Despite what you read in the press, all of the other mediums combined are a smaller Capital Equipment investment than in our targeted copper segment.

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In addition to this segment offering the highest equipment budgets & expenditures, they also enjoy the largest subscriber base & thus the largest base of demand for broadband services.

Finally, this segment offers you- our investor- the highest motivation among potential buyers to purchase new equipment upgrades.

This eagerness to buy is based on the considerable pain that copper carriers have been feeling for five years, and which has now forced them into a position of action.

Wall Street Journal: “the fact is that rapid improvements in tech are turning the copper “last mile” into a more valuable and useful asset than even the FCC seems to understand”

Finally, among all the delivery media options, copper upgrades will return the highest return on investment for their companies. And this is quite simply because the copper carriers paid off their network over 20 years ago, while the others are still spending new dollars and amortizing their recent deployments.

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In summary, the world’s copper loops offer the biggest, fastest revenue opportunity for Rim Semi.

Copper must act now for their survival and they now believe this themselves.

This carrier need is also a global phenomenon, and all such copper upgrade commitment is being generated by proven subscriber demand.

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It’s becoming clear to everyone that our homes are going digital and that demand is insatiable. Intel, Microsoft, and all of the other major technology players like Samsung and Hitachi are furiously releasing hardware & software solutions that are feeding this frenzy.

In attempt to do the following things:

If you have teenagers at home like I do, you know that downloading the latest game is almost daily.

Additionally, online, multi-user games tie up all the bandwidth that you can afford.

Similarly, bandwidth delivery records, from Bit Torrent software, show that streaming video and music downloads continue to grow exponentially - if your children are creative like mine, the content which they create and send out to the world, is as bandwidth intensive as that the world sends to them.

Of course, mundane Band Width drivers like running small home offices with email and internet access, plus VPN connections to the corporate server are proliferating, and the VoIP phones that use internet for voice traffic are burgeoning.

But perhaps the most significant driver is the coming age of HDTV. With a 30” HDTV now retailing for under $800, HD will become the Household TV set of choice with its requirement for an 8Mb/s digital stream.

So there’s no question whether the digital home is happening, the question is who will get that connection revenue?

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To understand who will win this connection battle, we need to understand what broadband connection speed is going to be required. Each channel of high-definition digital television requires - right now - 16 Mbps. But compression technologies are getting better all the time, and we believe that each channel will require about 8 Mbps. Consumer studies show that most homes require 3 HDTV’s to be on and tuned to separate channels at the same time, so the HDTV requirement is actually 3 x 8 or 24 Mbps. Throw in 1.5 Mbps for internet access and a half a meg for voice over internet protocol, and you end up with 26 Mbps. That 26 Mbps is between 10 and 100 times faster than the service that the telcos are offering today!

While telcos have historically been reluctant to upgrade their networks this radically, they are now seeing they really have no choice, if they’re to survive the cable threat.

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Digital cable TV like Comcast or Cox are coming on strong. They are moving from their traditional base as TV providers and are now blasting into internet and voice services. Because they are fully capable and delivering today, the telcos are having to battle back.

For a while, we also all heard about how fiber optics were going to be the cable killer. But fiber has proven to be costly, and today, more than 90% of the access network remains unbuilt. So that leaves the existing copper plant for doing the job.

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Given that cable has already eroded the telcos subscriber base over 15% in internet and voice services, copper carriers now are rushing to become video providers, and the timing of our video over copper technology is reinforcing their commitment to compete head to head with cable.

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Thus the question facing telcos is not if they will deploy 26Mb to the home over copper, but how. 5-year old video over copper technology called VDSl attempted this serving only 10Mbs but was a failure.

We expect that Next generation VDSL2 serving 26Mb/s will attain a deployment penetration passing some 5% of the homes, but based on our technology advantage, and feedback from telcos themselves, we believe our product will be selected to serve broadband to over 40% of homes.

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Now, let’s evaluate why Rim Semi is right on track to meet the market timing for this exploding demand

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We have charted the forces that are at work to serve broadband over copper. On the vertical, you see the maturity of the force, and on the horizontal, a rough timeline of when these forces will converge. By way of illustration, you see that subscriber demand is already mature and can only grow.

Chipsets are now being developed, and more will come on line in 06, which will allow the equipment manufacturers to launch powerful new products. The carriers will use these bandwidth solutions to light up the digital home.

We see these forces starting to converge now, but in the middle of next year, they will reach a critical mass and carriers will be unleashing massive new capital expenditures. We are positioned to take advantage of this sweet spot with the Embarq family of transport processors.

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And now I am excited to tell you why this technology is so powerful.

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The story of the digital home is really the story of modems and telco equipment that are linked by copper wires.

Though we will not manufacture these systems, they will all rely on, and their performance will be driven by the chipsets that these equipment vendors will choose to use.

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Thus we will provide the “best of breed” chipsets which the equipment vendors will use.
All that we are doing here at Rim Semiconductor is making these copper wires smarter and more powerful. We have 11 existing patents and other intellectual property that we have bundled together into a chipset, and called Embarq. We picked Embarq because our technology will allow people to embark upon their multimedia broadband experience.

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Once released to the equipment manufacturers, the chipset can be used to retrofit the existing set of equipment, and make it work between 10 and 100 times faster than it does today without requiring forced upgrade of the existing equipment.

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Based on our existing operational code, we have been pursuing key equipment makers for over 6 months. They have clearly recognized the superiority of our unique video over copper technology and have expressed unrestrained enthusiasm and validation of our concept. Several are committed to testing our first batch of chipsets by the end of this year.

I also want to remind you of the market drivers that are motivating equipment vendors to accelerate their investment in video over copper solutions: Potent system demand from carriers who are urgent to enter the video market and stop hemorrhaging subscribers to the cable threat. Thus the global suppliers of carrier systems are primed for our chipsets and will rush them into production.

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The reason these customers are so interested is because their alternatives are so limited. This chart show the performance of Embarq (on the right) versus the alternatives that our customers currently have.

Since the Bandwidth required by the digital home is 26 mbps the existing technologies do not even come close, and VDSL only works in limited circumstances. In contrast, Embarq solves the problems that our customers need solved.

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To put a finer point on it, Embarq’s ability to operate as much as 5 times faster gives us the confidence that our target customers will buy in significant quantities.

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Of course, carriers prefer “standards based” solutions and will want to deploy systems carrying industry certification.

In our conversations with these standards bodies, and based on their historical adoption of evolving technologies, it is clear that they will recognize our superior technology as its advantages become apparent within the industry.

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In the last few minutes of my remarks today, I want to shift gears, away from the technology - the bits and bytes - and talk about profits. Short-sighted companies sometimes find that a hot technology lures them into a rush to market. And low or even non-existent profits are the result. Rim Semiconductor will be focused on profitably entering the transport semiconductor space, and now I will tell you how we intend to do that.

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This chart from In-Stat shows that the VDSL integrated circuit market is growing about 24% per year, and that in 2006, it will be about $220 million. I would point out to you that while this is a large market, the projections do not take into account the positive impact that VDSL2 will have.

We believe that because VDSL2 now opens up new services that were previously unachievable, the growth curve will get steeper. But this is not the end of the story. VDSL2 does not really give the telcos the HDTV strategy that they want, as we have discussed.

Embarq has the potential to dramatically speed up the whole market, because it finally solves the biggest problem. We believe that Embarq has the potential to not just enter the market, but to actually shift it into a much higher gear!

For us to achieve these volumes, we are going to have to have features and benefits that are dramatically better than those of our competition. Just how do we stack up, anyway?

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There is no doubt that our competitors are larger than us, they are better financed, and that they have longstanding relationships with our customers. But the integrated circuit marketplace always has innovation at the edge, not at the center, of the industry. The big guys are in our view not all that innovative. They have committed to the same standard way of building their chips, and this “me-too” strategy has been disastrous to their profit margins. Rim Semiconductor is going the opposite way on purpose, and our product will be highly differentiated. As a result, we believe that we will have the opportunity to drive higher profit margins.

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So the key issue in our profitable entry into this marketplace comes down to just one word . . . Delivery.

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Our plan for meeting the market convergence for video over copper in the middle of 2006 is based on an execution strategy grounded in concrete reality.

The next step is to embed this code into silicon, and two options exist. One is called FPGA, the other called ASSP.

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FPGA is a software-only approach providing fastest time to market and maximum flexibility. The other option called Application Specific Signal Processor makes the code run faster, but requires custom-built silicon circuits. Often companies choose to launch their product as a fully customized chip, but often miss their market window due to design flaws and manufacturing delays.

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Our choice is to move to market using the faster, more reliable FPGA approach. Once our design is accepted by the market, and customer optimization is achieved, we will then burn these designs into ASSP chips which provide better performance and lower unit cost.

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Another key asset Rim Semi has in place is our strategic alliance with a proven FPGA supplier. As a recent major investor, HelloSoft will be stringent in their commitment to make our product a high priority amidst their customer list.

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Of course, just because we build a better mousetrap does not mean that the world will beat a path to our door. Compelling, persuasive marketing will be as important as having the right product at the right time.

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The global telecom industry, like most, runs on relationships. We have been, and continue to be, diligent in developing relationships and credibility with the key decision makers at the telcos and the equipment manufacturers, both domestically and in Asia. Between me, the members of the Board of Directors and the members of the Technical Advisory Board we have deep relationships that cover the whole spectrum of customers.

We are now developing aggressive and persuasive marketing communication packages that will take the risk out of buying from Rim Semiconductor. We will gladly take on field trials and competitive shootouts in labs. All together, we believe that the time is now coming where we will exit our stealth mode and become very aggressive. It is time for customers and Wall Street to take notice!

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As your President and CEO, I am the main spokesman for the company. But I am just one member of an emerging team that you should be proud of. We are collaborating and innovating to achieve results with very little capital.

Slide 37

As I stated before, in the last couple of years we have shaved our cash burn rate to under $100,000 per month and kept it there. But with the $3.5 M investment in June, it is now time to slowly and judiciously begin spending again. Our main expense will be in research and development. I can announce to you today that yesterday I signed an amendment to the engineering contract with HelloSoft that takes their work to a new phase. This next phase will cost us $450,000, and as is consistent with our agreement, $225,000 worth of Rim Semiconductor restricted stock has been issued. When they have completed Phase II in a couple of months we will issue them the other $225,000 in cash. I am holding that cash in reserve now.

After Phase II, we will sign and execute on Phase III. Phase III will cost us $350,000 and this $350,000 will also be split evenly among cash and stock. When Phase III is done at the end of the year, HelloSoft will release the FPGA to the market. They will then enter Phase IV, which gives us the ASSP. We also have the cash in the bank today to complete Phase III.

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I want to conclude by reminding my patient investors what we have accomplished over the last two years. This management team has cut expenses 80% and held them there. We have eliminated, paid or renegotiated over $3.5 million worth of debt without once being held in default. We have secured new funding, and for the first time, our balance sheet looks healthy. Our assets now exceed our liabilities, and this is no small feat. The team that accomplished this is the team that will lead Rim Semi to the market introduction of Embarq. I have the confidence that we have the ability to achieve our goals!

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This concludes my remarks for today. Before we turn the microphone over to you for questions, I would like to represent Ron Victor, the General Manager of HelloSoft. Ron came on a moment’s notice when HelloSoft’s President, Krishna, Yarlagada, was called to Taiwan on an emergency meeting. HelloSoft believes in Rim Semi so much, they offered Ron to us. I am confident that you will find his remarks enlightening. Please join me in welcoming Ron Victor to the Rim Semiconductor family!

Comments by Mr. Ron Victor, General Manager of HelloSoft:

Thank you, Brad. I am thrilled to be with you here today in Portland for your annual shareholder meeting. My company is a shareholder and investor in you now, so we all really feel like we are part of an extended family that includes all of you. So, thank you.

I would like to tell you a little about HelloSoft. We have 132 employees in 3 locations around the world. HelloSoft is a leading supplier of signal processing technology and software-defined radio (SDR) solutions for VOIP, Wi-Fi, Cellular, and converged markets. The company is headquartered in San Jose, California with an R & D facility staffed with over 100 seasoned digital signal processing engineers in Hyderabad, India. HelloSoft’s customers include top tier semiconductor manufacturers and Original Device Manufacturers (ODMs) globally.

You should also know that we are backed by Venrock Associates, Sofinnova Ventures, JumpStartup Venture Fund and Acer Venture Fund. Vinod Dham - the “father of the Pentium” is on our Board. We are very excited to work with you on this opportunity. A final word about HelloSoft. HelloSoft just closed an oversubscribed $16 million series B financing last month. This round was led by Boston-based TD Capital Ventures with the participation from new investors Mitsui & Company Venture Partners, Entrepia Ventures, and current investors.

Now, turning to Embarq family of transport processors, I would like to share with you a few thoughts. We are excited about what we see with this product. You might have seen that in late March my president, Krishna Yarlagadda wanted to be on record as saying, “the offset QAM algorithm inside Embarq is absolutely at the leading edge of any transport processor in the world. These elegant and accurate OQAM processes combined with a powerful data modulator and demodulator, yields performance results that are better than we have seen from any other company.” The most significant advantage of your technology is the ability to reach farther and faster on a single pair of unshielded twisted pair copper with a higher data throughput than the announced VDSL, VDSL2, ADSL, ADSL2 and ADSL2+ products from your competitors. We are excited to be a part of such a powerful processor.

You need to understand that HelloSoft knows how to deliver a product. We regularly deliver FPGA’s and ASSP’s like those that we are building for you. Our semiconductor and SOC customers license comprehensive hardware and software solutions towards building their chips.

So, this project is well within our ability set. I see that my time is about up, and I want to conclude on a more personal note. Brad Ketch has developed a relationship with the executives at HelloSoft that is going to work well for you as shareholders. We have to give him and the team credit for having the vision and the insight to put us to work on this project. Our hope at HelloSoft is that as he builds Rim Semiconductor into a powerhouse chip company, we will always be his first choice for product after product.

Comments by Mr. David Wojcik

Brad Intro:

Thank you, Ron.  Now you see why we are confident that HelloSoft has what it takes to deliver Embarq to the market this year.  Our final speaker will tell you what our target customers are saying about their plans to build networks delivering video over copper.  David Wojcik formerly an Executive with Alcatel, recently joined us to craft our go-to-market strategy.  When his consulting agreement was complete, he joined another Telecom company as an executive.  In that role he has an insider's perspective on what our customers need.  I know that you will be interested in his comments.  Dave?"

Dave Comments:

Thank you Brad.   I appreciate the opportunity to share feedback we have received from leaders at Telco service providers and equipment companies.  Today, every Telco is experiencing something they have never had to face before; line loss and reduction in revenue.  Cable and Satellite companies are growing while Telcos are shrinking.

Previously, Telcos have had the luxury of a protected and regulated revenue base.  They could take their time and move slowly.  No longer.

Telcos have a sense of urgency like never before.  They MUST transform from a telephone company to a broadband services company to survive.

A key decision maker at a large Telco said their survival is dependant on the transformation to broadband and delivering a superior video experience.  The digital home.  During conversations I have had with the leadership of other Telcos, they confirmed their plans to invest billions of dollars into transforming their network to broadband over copper.  This sense of urgency has spread throughout the world including North America, Europe and Asia.  It is expected that orders for video over copper equipment will flow at paces not experienced since 1999 and 2000.   An executive in charge of deployment at one of the top Telcos has confirmed plans to reach 40% of households within 3 years.

Telcos do have one big advantage:  their existing copper plant.  Hundreds of millions of copper lines connect our homes to Telco networks.

Senior decision makers and leadership at Telcos have said they can get to market faster and cheaper by using their copper network, and they will buy and adopt the technology which offers superior performance.   One industry leading equipment supplier has shifted resources in their entire company to insure equipment is designed, built and delivered to meet '06 and '07 projections.

Senior executives at equipment companies have stated that the current chip manufacturers are not delivering the performance and functionality they require.  This is a big problem for an industry with urgency to build, but also a big opportunity for companies who can deliver a superior broadband over copper solution.   Billions will be spent over the next several years.

TELCO Service providers need technology innovators to bridge performance gaps and deliver solutions.  Embarq is the innovative solution which positions New Visual  to benefit from the Telco video over copper evolution.

Q & A with Ron Victor and David Wojcik

X.	REPORT OF INSPECTOR

Mr. Willenberg:

Joe, are you ready to give us your preliminary report on the results of the balloting?

Mr. Giovanniello:

Mr. Chairman, I have tabulated the votes cast in person or by proxy by shareholders of New Visual Corporation entitled to vote at this Annual Meeting. The following are the preliminary results of today's voting:

1.
With regard to the Company's proposal to elect Thomas J. Cooper, Jack Peckham, Ray Willenberg, Jr. and Brad Ketch as directors of the Company until the 2006 Annual Meeting of Shareholders, each nominee has received a plurality of the voting power present at this year's Annual Meeting and has been elected. Each director nominee received in excess of 66,945,996 votes, or 97.5% of the voting power present at this Meeting.

3.
With regard to the Company's proposal for the ratification of Marcum and Kliegman, as independent auditors for the year ending October 31, 2005, the proposal has received in excess of 68,005,736 votes, or 99% of the votes cast at this Meeting on this Item. Proposal 2 is approved. 511,264 shares voted against the proposal, representing 0.7% of the votes cast at this Meeting on this Item, and 145,750 shares abstained from voting, which represents 0.2% of the votes cast at this Meeting on this Item.

Mr. Willenberg:

On the basis of the Report and Certificate of Inspector, I declare that:

1.	Thomas J. Cooper, Jack Peckham, Ray Willenberg, Jr. and Brad Ketch are elected as directors of the Company until the 2006 Annual Meeting of Shareholders; and

2.	the proposal to ratify the appointment of Marcum and Kliegman to serve as our independent auditors for the year ending October 31, 2005, have each been approved by the shareholders of the Company.